FULTON FINANCIAL

CORPORATION

FOR IMMEDIATE RELEASE	Contact: Jeffrey Peeling Phone: 717-291-2477

FULTON FINANCIAL ANNOUNCES SALE OF
$100 MILLION SUBORDINATED NOTES OFFERING

(April 26) – Lancaster, PA --Fulton Financial Corporation (NASDAQ:  FULT) announced today that it has entered into an agreement to offer and sell $100 million aggregated principal amount of 5.75% Subordinated Notes due 2017.  The purchase price to investors is 99.714% and the proceeds to Fulton Financial after deducting offering commissions is $99,064,000.  The notes were offered in a firm commitment public offering pursuant to a Purchase Agreement dated April 26, 2007 between Fulton Financial and Keefe, Bruyette & Wood, as representative for several underwriters.  The Subordinated Notes have been registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement. The transaction is scheduled to close on May 1, 2007.

The notes are not redeemable prior to their maturity on May 1, 2017.  The Company intends to use the net proceeds for general corporate purposes, which may include repurchases of its common stock, redemption of debentures issued in connection with existing trust preferred securities and repayment of amounts outstanding under a revolving debt facility.  The Subordinated Notes are intended to qualify as Tier 2 capital for regulatory purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer to sell or the solicitation or an offer to buy, nor shall there be any sale of, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates more than 260 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance.  Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.